CORMEDIX RECEIVES NYSE AMEX NOTICE OF DELISTING FOR NON-COMPLIANCE

Bridgewater, NJ: April 24, 2012: CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), is a development stage pharmaceutical and medical device company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, specifically in the dialysis and non-dialysis areas, today announced it received notice from the NYSE Amex LLC (“NYSE Amex”) indicating that the Company is not in compliance with certain of the NYSE Amex continued listing standards.

On April 20, 2012, the Company received a notice from the NYSE Amex indicating that the Company is below certain continued listing standards due to losses in two of its most recent fiscal years with equity below $2 million, as set forth in Section 1003(a)(iv) of the NYSE Amex company guide. The Company was afforded the opportunity to submit a plan of compliance to the NYSE Amex on or before May 21, 2012. The Company has informed the NYSE Amex that it intends to submit such a plan. If the Company fails to submit such a plan or if the plan is not accepted, the NYSE Amex may initiate delisting proceedings. If the NYSE Amex accepts the Company’s plan, the Company may be able to continue its listing for the period ending August 22, 2012 during which time the Company will be subject to periodic reviews to determine if it is making progress consistent with the plan. If the Company does not regain compliance with Section 1003(a)(iv) by August 22, 2012, then the NYSE Amex may initiate delisting procedures.

About CorMedix

CorMedix Inc. is a development-stage pharmaceutical and medical device company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, specifically in the dialysis and non-dialysis areas. CorMedix is currently pursuing the CE marking approval process in Europe, for CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s product candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:

Brian Lenz

Chief Operating Officer and Chief Financial Officer

CorMedix Inc.

908-517-9486